Exhibit 23.2

Consent of Independent Auditors

The Managers of Corpus Christi Pipeline GP, LLC and

Partners of Cheniere Corpus Christi Pipeline, L.P.:

We consent to the use of our audit report dated May 4, 2016 with respect to the balance sheets of Cheniere Corpus Christi Pipeline, L.P. as of December 31, 2015 and 2014, and the related statements of operations, partner’s equity, and cash flows for each of the years in the three-year period ended December 31, 2015, included herein.

/s/ KPMG LLP

Houston, TX

January 5, 2017